Exhibit 10(m)

                           CLARK EQUIPMENT COMPANY
                         INCENTIVE COMPENSATION PLAN
                        FOR BUSINESS UNIT MANAGEMENT
               (AMENDED AND RESTATED EFFECTIVE 1 JANUARY 1994)

This Plan was adopted the 18th day of February 1992, and on 14 February 1994 was amended and restated by the Human Effectiveness Committee of the Board of Directors of Clark Equipment Company ("Clark"), effective as of 1 January 1994, as set forth below.

1.   Statement of Purpose

1.1 For many years Clark has maintained a program providing an incentive for executives and managers in the Business Units of the Company through a means for them to participate in the success of their Business Units. This Plan provides an incentive for such employees by rewarding performance on the basis of the achievement of planned income and return on capital, and other goals.

2.   Definitions

     Unless the context provides a different meaning, whenever used in this Plan the following terms shall have the following meanings:

2.1 "Actual Net Income" means the Net Income actually achieved by the Unit for the Year.

2.2 "Actual Return on Capital" means the Return on Capital actually achieved by the Unit for the Year.

2.3 "Average Capital" means, with respect to each Business Unit for any Year, the average of the Capital of the Unit for the last five quarterly reports of the Unit ending with the report as of December 31 of such Year.

2.4  "Board" means the Board of Directors of Clark Equipment Company.

2.5 "Business Unit" or "Unit" means a subsidiary or other business unit of the Company that is determined by the Committee to be eligible to participate in the Plan.

2.6 "Capital" means total assets reflected on the Business Unit's financial statements, net of all valuation reserves such as accumulated depreciation, bad debt reserves, LIFO reserves and the like, less all non-interest bearing liabilities, deferred credits, pension liabilities and any management incentive compensation liability. Intercompany balances with the Corporate Office are excluded from assets or non-interest liabilities. This should result in Capital being equal to Business Unit equity plus debt and plus or minus any intercompany balances with the Corporate Office.

2.7 "Committee" means the Human Effectiveness Committee of the Board or such other Committee to which the Board has delegated the responsibility for administering the Plan.

2.8  "Company" means Clark Equipment Company.

2.9 "Compensation Year" or "Year" means a calendar year for which incentive compensation is determined pursuant to the Plan, beginning with the Year 1994.

2.10 "Corporate Office" means the corporate office of the Company.

2.11 "Hay Average Incentive Compensation" or "HAIC" means, with respect to each Participant, the difference between average total compensation and average base salary for his salary grade. This HAIC amount shall be determined for the Year in accordance with the Hay Compensation Report for Industrial Management at the average salary level of surveyed companies.

2.12 "Incentive Compensation" means the incentive amount payable to a Participant as determined pursuant to Section 3 of the Plan.

2.13 "Net Income" means, with respect to each Business Unit for any Year, Unit income before tax determined under U. S. Generally Accepted Accounting Principles and the Company's policies and less provision for income taxes. Income taxes are to be provided for by tax jurisdiction in accordance with generally accepted accounting principals, Company policy and tax law of the jurisdiction.

2.14 "Participant" means an employee of the Business Unit who (a) is in salary grade 61 or higher, or (b) is in salary grade 59 or 60, and whose inclusion in the Plan has been recommended by the Business Unit Planning Board and approved by the Chief Executive Officer of the Company.

2.15 "Plan" means the Clark Equipment Company Incentive Compensation Plan for Business Unit Management, as set forth herein.

2.16 "Planned Net Income" means the amount of Net Income contained in the Business Unit's plan for the Year, as submitted to the Board for the Year. The determination of Planned Net Income may be revised, for purposes of this Plan, at the discretion of the Committee, during the Year to reflect any change in capitalization, or a transaction such as any acquisition, divestiture, merger, consolidation, separation, (including a spin-off or other distribution of stock or property), any reorganization, any partial or complete liquidation, or other major changes in the business which were not reflected in the plan.

2.17 "Planned Return on Capital" means the percentage Return on Capital contained in the Business Unit's plan for the Year, as submitted to the Board for the Year. The determination of Planned Return on Capital may be revised, for purposes of this Plan, at the discretion of the Committee, during the Year to reflect any change in capitalization, or a transaction such as any acquisition, divestiture, merger, consolidation, separation, (including a spin-off or other distribution of stock or property), any reorganization, any partial or complete liquidation, or other major changes in the business which were not reflected in the plan.

2.18 "Return on Capital" or "ROC" means, with respect to each Unit for any Year, the Net Income of the Unit for the Year as a percentage of Average Capital of the Unit for such Year.

3.   Incentive Compensation

3.1 The Incentive Compensation for each Participant in a Unit for each Year will be a percentage of Hay Average Incentive Compensation for such Year equal to the sum of the HAIC percentages determined under Sections 3.2, 3.3 and 3.4, subject to the limitations of Section 3.5.

3.2 (a) The HAIC percentage under this Section is based on the financial performance of the Business Unit for the Year as determined from the following matrix of Return on Capital and Net Income:

                          Actual Return on Capital
                    Compared to Planned Return on Capital




                   No Less
                    Than                                      +5%
                     -5%       -2.5%               +2.5%     or More
                   Points     Points     Equal     Points     Points

Actual     120%      60%        65%       70%        75%       80%
Net      or more

Income     110%      50%        55%       60%        65%       70%
as a

Per-
centage    100%      40%        45%       50%        55%       60%

of
Planned     90%      30%*       35%       40%        45%       50%

Net       at least
Income      80%      --         25%*      30%        35%       40%



               Percentages within the box are percentages of HAIC

          If Planned Net Income is a loss, then the 110% line shall mean a 10% improvement, etc.

     (b) Intermediate values within the above matrix will be determined by interpolation, except that there will be no interpolation below the two HAIC percentages marked with an asterisk (*), nor will there be any Incentive Compensation payable below these HAIC percentages.

     (c) If either Planned Return on Capital or Planned Net Income is less than an amount equal to six percent Return on Capital, then:
               (i) if either Actual Return on Capital or Actual Net Income is less than an absolute dollar amount equivalent to six percent Return on Capital, the maximum percentage of HAIC under this
          Section is 50%; or

               (ii) if both Actual Return on Capital and Actual Net Income are at least equal to an absolute dollar amount equivalent to six percent Return on Capital, the actual HAIC percentage shall be determined from the above matrix except that, for measurement purposes, Planned Return on Capital shall be deemed to be six percent and Planned Net Income shall be deemed to be the amount of Net Income equal to six percent Return on Capital.

3.3 The HAIC percentage under this Section is based on the achievement of one or more operating goals established by the Chief Executive Officer of the Company for the Business Unit for the Year.

     The percentage of HAIC payable for performance of these goals will be stated separately for each Business Unit but, in general, will be stated as follows:

               Percentage of
                Performance             Percentage
                 of Goal(s)               of HAIC

                    120% or more             40%
                    110%                     35%
                    100%                     25%
                     90%                     20%
            at least 80%                     15%

     Intermediate values will be determined by interpolation.

3.4 The HAIC percentage under this Section will be determined for each Unit, or for each Participant in the Unit, for the Year by the Chief Executive Officer of the Company upon the recommendation of the Business Unit President and of the Corporate Office Planning Board and with the approval of the Committee. Normally, the incentive compensation awarded by the Chief Executive Officer under this Section for good performance will be 25% of HAIC, but may vary from 0 to 50% of HAIC.

3.5 Except as provided in this Section, no Incentive Compensation will be earned in any Year for which Actual Net Income is negative. At the discretion of the Committee, after a second consecutive Year in which Actual Net Income is positive following a Year in which Actual Net Income is negative, an evaluation may be made by the Committee of performance during the Year of negative Actual Net Income immediately preceding the first of such Years of positive Actual Net Income. Performance for such Year shall be measured in the same manner as is done for a profitable Year as provided in Sections 3.2, 3.3 and 3.4, except that the HAIC percentage for such Year shall not, in the aggregate, exceed 50%, and at the discretion of the Committee such HAIC percentage may be reduced to zero. The resulting percentage of HAIC, if any, will, at the discretion of the Committee, be paid, in addition to the amounts earned for performance in such second consecutive Year in which Actual Net Income is positive, to the Participants who were Participants in the Plan during the relevant Year of negative Actual Net Income.


     Notwithstanding the preceding paragraph of this Section 3.5, in the event that the Year 1995 is the second consecutive Year in which Actual Net Income is positive following one or more Years in which Actual Net Income is negative, Incentive Compensation will be paid with respect to such Year(s) of negative Actual Net Income if and to the extent that it would have been payable under this Plan as in effect on December 31, 1993.

4.   Adjustments

4.1 At the discretion of the Committee, the Incentive Compensation payable to any Participant or for any Unit for any Year may be adjusted either upward or downward to reflect extraordinary events or circumstances.

5.   Payment of Incentive Compensation

5.1 The Incentive Compensation payable pursuant to this Plan shall be paid as soon as practicable following the end of the Year and the determination and approval of the amounts payable, except as provided in Section 3.5.

6.   Termination of Participation

6.1 If a Participant in the Plan ceases to be a Participant for any reason, he shall have no right to any incentive payments under the Plan. However, at the sole discretion of the Committee, he may be granted a pro rata payment for the Year in which he ceased to be a Participant.

7.   No Creation of Employment Rights

7.1 Nothing contained herein shall provide any employee of any Business Unit with any right to continued employment or in any way abridge the rights of the Business Unit to determine the terms and conditions of employment, and whether to terminate the employment, of any employee.

8.   Authority

8.1 Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may, in their sole discretion, adopt, amend, modify, suspend or terminate such rules and policies as they may determine in connection with the performance of their responsibilities under the Plan. The Committee may also, with respect to any Business Unit, make such adjustments in the Incentive Compensation formulae of Sections 3.2 and 3.3 as they determine to be appropriate for such Unit and may, from time to time, establish different performance measurements and goals for any Unit and an appropriate incentive structure to reflect such goals. It is intended that any such adjustments will, to the extent practicable, be made before or early in the applicable Year and communicated to Business Unit management so that they can be considered in the making and execution of business plans.



9.   Effective Date

9.1 This Plan, as amended and restated herein, shall be effective beginning as of 1 January 1994.

10.  Amendment and Termination

10.1 This Plan may be amended or terminated at any time at the sole discretion of the Committee.

































10 February 1994










                                     -6-